EXHIBIT 3.11

CERTIFICATE OF INCORPORATION

OF

PETRO DISTRIBUTING, INC.

1. The name of the Corporation is PETRO DISTRIBUTING, INC.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company, in New Castle County.

3. The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The authorized stock of the Corporation consists of Ten Thousand (10,000) shares of voting common stock, par value $0.01 per share. Said stock may be issued by the Corporation from time to time for such consideration (having a value of not less than the par value thereof) and upon such terms as may be determined from time to time by the Board of Directors.

5. In furtherance and not in limitation of the powers conferred by statue, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

6. The name and mailing address of the incorporator is as follows:

Amy M. Grossman, Esq.

THELEN, MARRIN, JOHNSON & BRIDGES

Two Embarcadero Center, Suite 2100

San Francisco, California 94111

7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or amendment of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of any director hereunder with respect to any act or omission occurring prior to the time of such repeal or amendment.

The undersigned, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate hereby declaring and certifying that this is her act and deed and though facts herein stated are true, and accordingly has hereunder set her hand this 8th day of December, 1994.

/s/ Amy M. Grossman

Amy M. Grossman